SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549

                               ____________

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)     September 23, 1996


                                 Moog Inc.
            (Exact Name of Registrant as Specified in Charter)


      New York                  1-5129             16-0757636
(State or Other Jurisdiction  (Commission         (IRS Employer
of Incorporation)             File Number)        Identification No.)


   East Aurora, NY                                 14052
  (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code (716) 652-2000


                              NONE
     (Former Name or Former Address, if Changed Since Last Report)

























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Item 5.  Other Events.

          On September 23, 1996, Moog Inc. issued the attached press release.


Item 7.  Exhibits.

          (i) Press release.


















































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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MOOG INC.

                                         MOOG INC.
                                           (Registrant)


Date:  September 24, 1996          By: /s/ ROBERT T. BRADY
                                      Robert T. Brady,
                                      Chairman and Chief
                                      Executive Officer









































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                     Moog Inc. - East Aurora, New York 14052-0018
                    Telephone:  716/652-2000 - Fax:  716/687-4457


MOOG


          Moog Inc. Agrees To Acquire Moog Controls Inc.


     EAST AURORA, N.Y., Sept. 23 /PRNewswire/ -- Moog Inc. announced today that it has agreed to acquire the principal assets of Moog Controls Inc. (MCI). MCI was formed in 1988 when Moog Inc. exchanged the Company's U.S. Industrial Hydraulics Division for stock held by Bill Moog, the Company's founder. MCI is now owned by International Motion Control (IMC) of Orchard Park, New York. IMC is selling the principal assets of MCI to Moog Inc. for $48.6 million. R. T. Brady, Moog's Chairman and CEO, characterized the sale price as about 7.4 times EBITDA for the latest twelve months. During this period, revenues were about $30 million. "Moog Controls Inc. is an extraordinary operation and its position in the U.S. servovalve market is an excellent complement to Moog Inc.'s overseas industrial capabilities and U.S. aerospace business," said Mr. Brady.
"There could not be a more strategic acquisition for us," said Mr. Brady, "and we expect that it will be an earnings contributor from day one."

     In a simultaneous but separate transaction, Moog Inc.
acquired from IMC a 110,000 sq. ft. building which was intended to house MCI when it moved out of its current facilities on the Moog campus.

     Patrick Lee, Chairman and CEO of IMC commented, "We acquired MCI with every intention of integrating it into the IMC family of motion control companies. On the eve of our move to new quarters, Moog Inc. made us a very attractive offer. In the end, it seems that all the related parties: employees, customers, shareholders, and the community will be better served if the Moog servovalve companies are brought together."

     The transaction, which is expected to close in October, is subject to regulatory approval.

     Moog Inc. is a worldwide manufacturer of high performance controls used in commercial, industrial, aerospace and defense applications.

SOURCE Moog Inc.
                            09/23/96

     /CONTACT:  Susan Johnson of Moog Inc., 716-652-2000 or
                   fax, 716-687-4457/ (MOG.B)






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